Exibit 10.17
STOCKHOLDERS AGREEMENT
OF
COFFEYVILLE NITROGEN FERTILIZERS, INC.

STOCKHOLDERS AGREEMENT OF
COFFEYVILLE NITROGEN FERTILIZERS, INC.
     This Stockholders Agreement of Coffeyville Nitrogen Fertilizers, Inc., a Delaware corporation (the “Company”) is dated as of March 9, 2007, by and among the Company, Coffeyville Acquisition LLC, a Delaware limited liability company (“Parent”), and John J. Lipinski (“Stockholder”). Any capitalized term used herein without definition shall have the meaning set forth in Section 22.
     WHEREAS, contemporaneously with this Agreement, Stockholder has entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which Stockholder purchased shares of common stock, par value $.01 per share, of the Company (“Common Stock”);
     WHEREAS, Parent holds the remainder of the outstanding shares of Common Stock which remainder constitutes a majority of outstanding shares of Common Stock;
     WHEREAS, the parties hereto desire to enter into this Agreement on the terms and conditions set forth herein to provide for certain matters relating to their respective holdings of Common Stock.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1 Restrictions on Transfers. Stockholder may not Transfer any shares of Common Stock including, without limitation, to any other holder of Common Stock, or by gift, or by operation of law or otherwise; provided that, subject to Section 2(b) and Section 2(c), shares of Common Stock may be Transferred by Stockholder (i) pursuant to Section 3 (“Estate Planning Transfers, Transfers Upon Death of Stockholder”), (ii) in accordance with Section 4 (“Put and Call Rights”), (iii) in accordance with Section 5 (“Involuntary Transfers”), (iv) pursuant to Section 9(a) (“Tag-Along Rights”), (v) pursuant to Section 9(b) (“Drag-Along Rights”), (vi) pursuant to Section 10 (“Call Right of Parent”) or (vii) pursuant to the prior written approval of the Board in its sole discretion (excluding Stockholder if Stockholder is a member of the Board at such time).
Section 2 Overriding Provisions.
          (a) Any Transfer in violation of this Agreement shall be null and void ab initio. The approval of any Transfer by the Board in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.
          (b) All Transfers permitted under this Agreement are subject to this Section 2 and Sections 6 and 7.

     Section 3 Estate Planning Transfers; Transfers upon Death of Stockholder. Shares of Common Stock held by Stockholder may be transferred for estate-planning purposes of Stockholder, to (A) a trust under which the distribution of such shares of Common Stock may be made only to beneficiaries who are Stockholder, his spouse, his parents, members of his immediate family or his lineal descendants, (B) a charitable remainder trust, the income from which will be paid to Stockholder during his life, (C) a corporation, the shareholders of which are only Stockholder, his spouse, his parents, members of his immediate family or his lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only Stockholder, his spouse, his parents, members of his immediate family or his lineal descendants. Such shares of Common Stock may be transferred as a result of the laws of descent; provided that, in each such case, Stockholder provides prior written notice to the Board of such proposed Transfer and makes available to the Board documentation, as the Board may reasonably request, in order to verify such Transfer.
     Section 4 Put and Call Rights.
          (a) Sale by Stockholder to the Company (“Put Rights”). Subject to all provisions of this Section 4(a) and to Section 4(c) (“Prohibited Purchases”), Stockholder shall have the right to sell to the Company, and the Company shall have the obligation to purchase from Stockholder, all, but not less than all, of Stockholder’s shares of Common Stock following the termination of employment of Stockholder, at their Fair Market Value, if the employment of Stockholder with Parent, the Company or any Subsidiary that employs Stockholder (or by the Company on behalf of any such Subsidiary) (i) is terminated without Cause or (ii) terminates as a result of (A) the death or Disability of Stockholder, (B) the resignation of Stockholder (with Good Reason); or (C) the Retirement of Stockholder. If Stockholder desires to sell shares of Common Stock to the Company pursuant to this Section 4(a), he (or his estate, as the case may be) shall notify the Company not more than 180 days after the termination of employment as a result of death or Disability and not more than 90 days after the termination of employment as a result of a termination without Cause, the resignation of Stockholder or the Retirement of Stockholder, as applicable. For purposes of this Section 4(a) and Section 4(b), any resignation with or without Good Reason by Stockholder shall be treated as a Termination for Cause if, at the time of such resignation, Parent, the Company or any Subsidiary that employs Stockholder would have had the right to terminate Stockholder for Cause.
          (b) Right of the Company to Purchase from Stockholder (“Call Rights”). Subject to all provisions of this Section 4(b) and Section 4(c) (“Prohibited Purchases”), the Company shall have the right to purchase from Stockholder, and Stockholder shall have the obligation to sell to the Company, all, but not less than all, of Stockholder’s shares of Common Stock following the termination of employment of Stockholder:
     (i) at their Fair Market Value at the time of such purchase and sale, if the employment of Stockholder with Parent, the Company or any Subsidiary that employs Stockholder (or by the Company on behalf of any such Subsidiary) is terminated as a result of (A) the termination by the Company or any such Subsidiary (or by the

Company on behalf of any such subsidiary) of such employment without Cause, (B) the death or Disability of Stockholder, (C) the resignation of Stockholder (with Good Reason) or (D) the Retirement of Stockholder;
     (ii) at the lesser of Fair Market Value at the time of such purchase and sale and their Carrying Value if the employment of Stockholder with Parent, the Company or any Subsidiary that employs Stockholder (or by the Company on behalf of any such Subsidiary) is terminated as a result of (A) the termination by Parent, the Company or any such Subsidiary (or by the Company on behalf of any such Subsidiary) of such employment for Cause or (B) the resignation of Stockholder (without Good Reason); or
     (iii) at their Fair Market Value at the time of such purchase and sale or their Carrying Value, in the sole discretion of the Board (excluding Stockholder if Stockholder is a member of the Board at such time), if Stockholder is terminated by Parent, the Company or any Subsidiary that employs Stockholder for any reason other than as a result of an event described in either subparagraph (i) or (ii) of this Section 4(b).
          (c) Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be obligated to purchase any shares of Common Stock from Stockholder hereunder and shall not exercise any right to purchase shares of Common Stock from Stockholder hereunder, in each case, to the extent (a) the Company is prohibited from purchasing such shares of Common Stock (or incurring debt to finance the purchase of such shares of Common Stock), or the Company is unable to obtain funds to pay for such shares of Common Stock from a Subsidiary of the Company, in any case by reason of any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may be entered into by the Company or any of its Subsidiaries (the “Financing Documents”) or by applicable law, (b) an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing, or (c) the purchase of such shares of Common Stock (including the incurrence of any debt which in the judgment of the Board is necessary to finance such purchase) or the distribution of funds to the Company by a Subsidiary thereof to pay for such purchase (1) would, or in the view of the Board (excluding Stockholder if Stockholder is a member of the Board at such time), would reasonably be likely to result in the occurrence of an event of default under any Financing Document or create a condition which would reasonably be likely to, with notice or lapse of time or both, result in such an event of default, (2) would, in the judgment of the Board (excluding Stockholder if Stockholder is a member of the Board at such time), be imprudent in view of the financial condition (present or projected) of the Company and its Subsidiaries or the anticipated impact of the purchase (or of the obtaining of funds to permit the purchase) of such shares of Common Stock on the Company’s or any of its Subsidiaries’ ability to meet their respective obligations, including under any Financing Document or otherwise, or to satisfy and make their planned capital and other expenditures or satisfy any related obligations, or (3) could, in the judgment of the Board, constitute a fraudulent conveyance or transfer by the Company or a Subsidiary thereof or render the Company or a Subsidiary thereof insolvent under applicable law or violate limitations in applicable corporate law on repurchases of stock or payment of dividends or distributions. If shares of Common Stock which the Company has the right or obligation to purchase on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the “Maximum Amount”), the Company shall purchase on such date only that number of shares of Common Stock up to the Maximum Amount (if any) (and shall not be required to purchase more than the Maximum Amount) in such amounts as the Board shall in good faith determine.
     Notwithstanding anything to the contrary contained in this Agreement, if the Company is unable to make any payment when due to Stockholder under this Agreement by reason of this Section 4(c), the Company shall make such payment at the earliest practicable date permitted under this Section 4(c) and any such payment shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at a rate per annum of 6% from the date such payment is due and owing to the date such payment is made; provided that all payments of interest accrued hereunder shall be paid only at the date of payment by the Company for the shares of Common Stock being purchased.
     Section 5 Involuntary Transfers. Any transfer of title or beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of Stockholder (each, an “Involuntary Transfer”) shall be void unless Stockholder complies with this Section 5 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such shares of Common Stock pursuant to this Section 5 and the Person to whom such shares of Common Stock have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such shares of Common Stock in accordance with this Section 5. Upon the Involuntary Transfer of any share of Common Stock, Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for 60 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such shares of Common Stock and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of shares of Common Stock over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.
     Section 6 Assignments.
          (a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns; provided (i) that Stockholder may not assign any of its rights or obligations hereunder without the consent of the Company unless such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 7 and (ii) the Company may assign any of its rights or obligations hereunder to Parent without the consent of Stockholder

          (b) Assignment to GSCP and Kelso. The Company shall have the right to assign, without the consent of Stockholder, to GSCP and Kelso, on a pro rata basis, all or any portion of its rights and obligations under Section 4; provided that any such assignment or assumption is accepted by both GSCP and Kelso. If the Company has not exercised its right to purchase shares of Common Stock pursuant to such Section 4 within 15 days of receipt by the Company of the letter, notice or other occurrence giving rise to such right, then GSCP and Kelso shall have the right to jointly require the Company to assign such right. GSCP shall have the right to assign to one or more of the GSCP Members all or any of its rights to purchase shares of Common Stock pursuant to this Section 6(b). Kelso shall have the right to assign to one or more of the Kelso Members all or any of its rights to purchase shares of Common Stock pursuant to this Section 6(b).
     Section 7 Substitute Stockholder. In the event Stockholder Transfers its shares of Common Stock in compliance with the other provisions of this Agreement (other than Section 5), the transferee thereof shall have the right to become a substitute Stockholder but only upon satisfaction of the following:
          (a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and
          (b) acceptance and agreement in writing by the transferee of Stockholder’s shares of Common Stock to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to Stockholder and in the case of a transferee of Stockholder who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee.
     Section 8 Release of Liability. In the event Stockholder shall sell all of his shares of Common Stock (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, without retaining any interest therein, directly or indirectly, then the Stockholder shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.
Section 9 Tag-Along and Drag-Along Rights.
          (a) Tag-Along Rights. In the event that Parent proposes to Transfer shares of Common Stock, other than any Transfer to an Affiliate of Parent, and such shares of Common Stock would represent, together with all shares of Common Stock previously Transferred by Parent to non-Affiliates of Parent, more than 10% of Parent’s shares of Common Stock held immediately prior to the such proposed Transfer, then at least thirty (30) days prior to effecting such Transfer, Parent shall give each Stockholder written notice of such proposed Transfer. Stockholder shall then have the right (the “Tag-Along Right”), exercisable by written notice to Parent, to participate pro rata in such sale by selling a pro rata portion of Stockholder’s shares of

Common Stock on substantially the same terms (including with respect to representations, warranties and indemnification) as Parent; provided, however, that (x) any representations and warranties relating specifically to Parent or Stockholder shall only be made by Parent or Stockholder, as applicable; (y) any indemnification provided by holders of shares of Common Stock (other than with respect to the representations referenced in the foregoing subsection (x)) shall be based on the relative shares of Common Stock being sold by the holder thereof in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (each of Parent’s and Stockholder’s contributions to such escrow to be on a pro-rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of Parent or Stockholder shall in no event exceed the net proceeds to it from such proposed Transfer; and (z) the form of consideration to be received by Parent in connection with the proposed sale may be different from that received by Stockholder so long as the value of the consideration to be received by Parent is the same or less than what they would have received had they received the same form of consideration as Stockholder.
          (b) Drag-Along Rights.
     (i) In the event that Parent (A) proposes to Transfer shares of Common Stock, other than any Transfer to an Affiliate of Parent, and such shares of Common Stock would represent more than 30% of the then outstanding shares of Common Stock, or (B) desires to effect an Exit Event, Parent shall have the right (the “Drag-Along Right”), upon written notice to Stockholder, to require that Stockholder join pro rata in such sale by selling a pro rata portion of Stockholder’s shares of Common Stock on substantially the same terms (including with respect to representations, warranties and indemnification) as Parent; provided, however, that (x) any representations and warranties relating specifically to Parent or Stockholder (other than with respect to the representations referenced in the foregoing subsection (x)) shall only be made by Parent or Stockholder, as applicable; (y) any indemnification provided by Parent and Stockholder shall be based on the relative purchase price being received by Parent and Stockholder in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (Parent’s and Stockholder’s contributions to such escrow to be on a pro rata basis in accordance with their respective proceeds received from such sale), it being understood and agreed that any such indemnification obligation of Parent or Stockholder shall in no event exceed the net proceeds to Parent or Stockholder, as applicable, from such proposed Transfer; and (z) the form of consideration to be received by Parent in connection with the proposed sale may be different from that received by Stockholder so long as the value of the consideration to be received by Parent is the same or less than what they would have received had they received the same form of consideration as Stockholder (as reasonably determined by the Board in good faith). For purposes of this Section 9, “joining Parent in such sale” shall include voting its shares of Common Stock consistently with Parent, transferring his shares of Common Stock to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by Parent and providing such other cooperation as Parent may reasonably request.
     (ii) Any Exit Event may be structured as an auction and may be initiated by the delivery to the Company and Stockholder of a written notice that Parent has elected to initiate an auction sale procedure. Parent shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and Stockholder shall provide assistance with respect to these actions as reasonably requested.
          (c) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and Parent in connection with an Exit Event shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by Parent and Stockholder on a pro rata basis based on the consideration received by Parent and Stockholder in such Exit Event.
     Section 10 Call Right of Parent. Parent shall have the right to exchange, or cause the exchange of, and Stockholder shall have the obligation to transfer, all of the shares of Common Stock held by Stockholder in exchange for such number of (i) Common Units of Parent (as such term is defined in the limited liability company agreement of Parent) or (ii) equity interests of a subsidiary wholly owned by Parent immediately prior to such purchase and sale, in each case, having a Fair Market Value equal to the Fair Market Value of the shares of Common Stock held by Stockholder being purchased and sold at such time. Parent may exercise its rights under this Section 10 at any time. Parent shall use its reasonable best efforts to cause any exchange occurring pursuant to this Section 10 to be tax-free to Stockholder.
     Section 11 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
          (a)   If to Parent or the Company:
10 E. Cambridge Circle, Ste. 250
Kansas City, Kansas 66103
Attention: Edmund S. Gross
Facsimile No.: 913-981-0000

with copies (which shall not constitute notice) to:
GS Capital Partners V Fund, L.P.
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Kenneth Pontarelli
Facsimile No.: 212-357-5505
Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022
Attention: James J. Connors II
Facsimile No.: 212-223-2379
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Robert C. Schwenkel
                 Steven Steinman
Facsimile No.: (212) 859-4000
and
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Kevin M. Schmidt
Facsimile No.: (212) 909-6836
          (b)   If to Stockholder:
2277 Plaza Drive
Suite 500
SugarLand, Tx 77479
Attention: John J. Lipinski
Facsimile No.: (281) 207-7747
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.
     Section 12 Securities Act Matters. Stockholder understands that, in addition to the restrictions on transfer contained in this Agreement, he must bear the economic risks of his investment for an indefinite period because the shares of Common Stock held by him have not been registered under the Securities Act.
     Section 13 Headings. The headings to sections in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     Section 14 Entire Agreement. This Agreement and the Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to shares of Common Stock, other than those expressly set forth or referred to herein or in the Subscription Agreement.
     Section 15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     Section 16 Governing Law; Attorneys’ Fees. This Agreement and the rights and obligations of the parties hereto hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from the other party or parties, any fees or expenses incurred by him, her or it (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any such action or proceeding.
     Section 17 Waivers. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.
     EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 18 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
     Section 19 Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the parties hereto; provided, however,

that the Board may make such modifications to this Agreement as are necessary to admit holders of shares of Common Stock.
     Section 20 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for GSCP, Kelso and the parties hereto, any rights or remedies hereunder.
     Section 21 Injunctive Relief. Shares of Common Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Company, Parent and Stockholder will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties hereto therefore agrees that, in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company, Parent or Stockholder may have. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of, or based upon, this Agreement or the subject matter hereof. Each of the parties hereto hereby consents to service of process made in accordance with this Section 22.
     Section 22 Defined Terms.
     “Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” means this Stockholders Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.
     “Board” mean the board of directors of the Company.
     “Call Rights” has the meaning given in Section 4(b).
     “Carrying Value” means, with respect to any shares of Common Stock purchased by the Company, the value equal to the Fair Market Value of such shares of Common Stock on the date the Stockholder purchased such shares of Common Stock from the Company.
     “Common Stock” has the meaning given in the recitals to this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Coffeyville Resources Common Stock” has the meaning given in the recitals to this Agreement.

     “CLJV Common Stock” has the meaning given in the recitals to this Agreement.
     “Company” has the meaning given in the introductory paragraph to this Agreement.
     “Disability” means, with respect to Stockholder, the termination of the employment of Stockholder by Parent, the Company or any Subsidiary of the Company that employs Stockholder (or by the Company on behalf of any such Subsidiary) as a result of Stockholder’s incapacity due to reasonably documented physical or mental illness that shall have prevented Stockholder from performing his duties for Parent or the Company on a full-time basis for more than six months and within 30 days after written notice has been given to Stockholder, Stockholder shall not have returned to the full time performance of his duties, in which case the date of termination shall be deemed to be the last day of the aforementioned 30-day period; provided that, if, as of the date of determination, Stockholder is party to an effective services, severance or employment agreement with Parent or the Company, “Disability” shall have the meaning, if any, specified in such agreement.
     “Drag-Along Right” has the meaning given in Section 9(b).
     “Exit Event” means a transaction or a combination or series of transactions resulting in:
          (a) the sale, transfer or other disposition by Parent to one or more Persons that are not, immediately prior to such sale, Affiliates of the Company or Parent of all of the shares of Common Stock of the Company beneficially owned by Parent as of the date of such transaction; or
          (b) the sale, transfer or other disposition of all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company or Parent.
“Fair Market Value” means, as of any date,
          (a) for purposes of determining the value of any property, (i) in the case of publicly-traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading-day period ending on such date and (ii) in the case of any other property, the fair market value of such property, as determined in good faith by the Board, or
          (b) for purposes of determining the value of any shares of Common Stock held by Stockholder in connection with Sections 4 (“Put and Call Rights”), 5 (“Involuntary Transfers”) or 10 (“Call Right of Parent”), (i) the fair market value of such shares of Common Stock as reflected in the most recent appraisal report prepared, at the request of the Board, by an independent valuation consultant or appraiser of recognized national standing, reasonably satisfactory to each of GSCP and Kelso, or (ii) in the event no such appraisal exists or the date of such report is more than one year prior to the date of determination, the fair market value of such shares of Common Stock as determined in good faith by the Board.
     “Financing Documents” has the meaning given in Section 4(c).

     “GSCP” means GSCP Onshore, together with GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, GSCP Institutional and GS Capital Partners V GmbH & Co. KG, a German limited partnership.
     “GSCP Member” means any Affiliate of GSCP holding limited liability company interests in Parent.
     “Involuntary Transfer” has the meaning given in Section 5.
     “Involuntary Transferee” has the meaning given in Section 5.
     “Kelso” means Kelso Investment Associates VII, L.P., a Delaware limited partnership, together with KEP VI, LLC, a Delaware limited liability company.
     “Kelso Member” means any Affiliate of Kelso holding limited liability company interests in Parent.
     “Maximum Amount” has the meaning given in Section 4(c).
     “Parent” has the meaning given in the preamble to this Agreement.
     “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
     “Put Rights” has the meaning given in Section 4(a).
     “resignation for Good Reason” means a voluntary termination of Stockholder’s employment with Parent, the Company or any Subsidiary of the Company that employs Stockholder as a result of either of the following:
          (a) without Stockholder’s prior written consent, a reduction by Parent, the Company or any such Subsidiary of his current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which Stockholder is a member (after receipt by the Company of written notice from Stockholder and a 20-day cure period); or
          (b) the taking of any action by Parent, the Company or any such Subsidiary that would substantially diminish the aggregate value of the benefits provided him under Parent’s, the Company’s or such Subsidiary’s accident, disability, life insurance and any other employee benefit plans in which he was participating on the date of his execution of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Stockholder is a member, (iii) generally applicable to all beneficiaries of such plans (after receipt by the Company of written notice and a 20-day cure period) or (iv) in accordance with the terms of any such plan.

or, if Stockholder is a party to a services, severance or employment agreement with Parent or the Company, the meaning as set forth in such services or employment agreement.
     “Retirement” means the termination of a Stockholder’s employment on or after the date Stockholder attains age 65. Notwithstanding the foregoing, (i) if Stockholder is a party to a services or employment agreement with Parent or the Company, “Retirement” shall have the meaning, if any, specified in Stockholder’s services, severance or employment agreement and (ii) in the event Stockholder’s employment with the Company terminates due to Retirement but Stockholder continues to serve as a Director, of or a consultant to, Parent or the Company, Stockholder’s employment with the Company shall not be deemed to have terminated for purposes of Section 4 until the date as of which Stockholder’s services as a Director, of or consultant to, Parent or the Company shall have also terminated, at which time Stockholder shall be deemed to have terminated employment due to Retirement.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Stockholder” has the meaning given in the introductory paragraph to this Agreement.
     “Subscription Agreement” has the meaning given in the recitals to this Agreement.
     “Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.
     “Tag-Along Right” has the meaning given in Section 9(b).
     “Termination for Cause” or “Cause” means a termination of Stockholder’s employment by Parent, the Company or any subsidiary of the Company that employs Stockholder (or by the Company on behalf of any such subsidiary) due to Stockholder’s (i) refusal or neglect to perform substantially his employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects Parent, the Company and its Subsidiaries or its reputation or the ability of Stockholder to perform his employment-related duties or to represent Parent, the Company or any Subsidiary of the Company that employs Stockholder) or (iv) material breach of any written covenant or agreement with Parent, the Company or any of its Subsidiaries not to disclose any information pertaining to Parent, the Company or such Subsidiary or not to compete or interfere with Parent, the Company or such Subsidiary; provided that, if, as of the date of determination, Stockholder is party to an effective services, severance or employment agreement with Parent or the Company, “termination for Cause” shall have the meaning, if any, specified in such agreement.
     “Transfer” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COFFEYVILLE NITROGEN FERTILIZERS, INC.
By:	/s/ Stanley A. Riemann
	Name:	Stanley A. Riemann

COFFEYVILLE ACQUISITION LLC
By:	/s/ Stanley A. Riemann
	Name:	Stanley A. Riemann

/s/ John J. Lipinski
John J. Lipinski

EXHIBIT A
SPOUSAL WAIVER
     Patricia E. Lipinski hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which she may acquire with respect to the disposition, voting or control of the shares of Common Stock subject to the Stockholders Agreement of Coffeyville Nitrogen Fertilizers, Inc., dated as of March 9, 2007, as the same may be amended, modified, supplemented or restated from time to time, except for rights in respect of the proceeds of any disposition of such shares of Common Stock.

/s/ Patricia E. Lipinski
Patricia E. Lipinski